Exhibit 99.3

BRB FOODS Inc.

(the “Company”)

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

A.	PURPOSE

The Nominating and Governance Committee (“Committee”) shall assist the Board of Directors (“Board”) in fulfilling its oversight responsibilities related to the development and implementation of governance policies and practices.

B.	RESPONSIBILITIES

The Committee is responsible for:

I.	Nominating qualified individuals for Board and Advisory Board membership;

II.	reviewing and recommending governance guidelines and committee charters;

III.	overseeing compliance with Code of Ethics, Conflicts of Interest policy, and other governance policies;

IV.	developing a process for Board performance assessment; and

V.	monitoring diversity, equity, and inclusion commitments.

C.	MEMBERSHIP

The Committee shall consist of at least two independent Directors, appointed annually by the Board, each of whom shall meet applicable independence requirements of the New York Stock Exchange.

D.	MEETINGS

The Committee shall hold regular meetings, with additional meetings at the request of two or more members, CEO, or Chair of the Board.

E.	DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Committee include:

I.	developing and recommending to the Board for approval of the criteria for Board member selection;

II.	reviewing annually the Board composition and its committees, as well as recommending changes;

III.	conducting searches for prospective new Directors based on the criteria set forth in the Governance Guidelines and the needs of the Association;

IV.	recommending the re-nomination of current Directors;

V.	recommending committee assignments and appointments of committee chairs for approval by the Board in consultation with the Chair of the Board and the CEO;

VI.	overseeing orientation and continuing education for Directors;

VII.	developing and overseeing annual performance assessment process;

VIII.	coordinating with Human Resources and Compensation Committee on CEO succession planning;

IX.	reviewing governing documents and recommending changes;

X.	monitoring compliance with laws, regulations, and policies, including the Code of Ethics and any potential violations involving Board members, the CEO, or the CEO’s senior leadership team, and its Conflicts of Interest policy, including related party transactions;

XI.	overseeing periodically implementation of compliance and ethics programs;

XII.	reporting regularly to the Board;

XIII.	maintain minutes and report results of Committee meetings;

XIV.	annually review Committee performance and charter.

F.	AUTHORITY

The Committee shall have sole authority to:

I.	retain and terminate search firms for Board membership;

II.	approve search firm fees and retention terms.

G.	LIMITATIONS

The Committee has powers, authorities, duties, and responsibilities set forth in this Charter, the role of the Committee is to assist the Board in its oversight responsibilities. Unless directed by the full Board, it is not the Committee’s responsibility to conduct investigations or ensure legal compliance.

To the extent permitted by applicable law and regulations, the Committee may delegate its powers, authority, duties, and responsibilities to subcommittees or individual members of the Committee, as it deems appropriate.

As adopted by the Board of Directors of BRB FOODS, Inc. on February 2, 2024.